Exhibit 99.9

Matrix IT Ltd.
Israeli Registrar No.: 520039413

To: Israel Securities Authority	To: Tel Aviv Stock Exchange Ltd.	F081 (Public)	Filed via MAGNA: November 11, 2025 Reference No.: 2025-01-086144
www.isa.gov.il	www.tase.co.il

The corporation shall time the reporting for publication on November 12, 2025, 6:40 AM.

Immediate Report on the Distribution of Cash Dividend to Securities
Article 37(a) of the Securities Regulations (Periodic and Immediate Reports), 5730-1970

1.	We hereby report that on November 11, 2025, it was resolved to distribute a dividend.

2.	The effective date (ex-date): December 7, 2025

Payment date: December 30, 2025

3.	Payment details:

☒ Dividend distributed by an Israeli resident company (composition of dividend sources and tax rates see Section 7A)

☐ Dividend distributed by a Real Estate Investment Trust Fund (composition of dividend sources and tax rates see Section 7C)

Eligible Security No.	Name of Security	Dividend amount per one security	Dividend amount currency	Payment currency	Representative rate for payment for date	Tax – individuals %	Tax – corporations %
445015	______	0.91	NIS ___	NIS	_____	25	0

☐ Dividend distributed by a foreign resident company (for tax rates, see Section 7B)

1

Security No.	Name of security	Gross amount per security	Currency	Foreign tax %	Treaty tax %	Remaining tax to be withheld in Israel – individuals %	Remaining tax to be withheld in Israel – corporations %

		Payment amount in Israel per security	Currency	Exchange rate for payment for date		Tax for individuals in Israel – actual %	Corporate tax in Israel – actual %

Please specify the amount of the dividend to be paid with precision of up to 7 digits after the decimal point when the currency of the dividend amount is NIS, and up to 5 digits after the decimal point when the dividend amount is in another currency.

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Note to Section 2 – The amount of dividend to be paid shall be calculated at NIS 0.91 per share.

4.	The total amount of the dividend to be paid is: NIS 57,906,056 ____________.

5.	The balance of the Corporation’s profits, as defined in Section 302 of the Companies Law, 5759-1999, after the distribution that is the subject of this Report, is in the amount of:
NIS 717,140,944 ________________________

6.	Process for approving the dividend distribution:

The dividend distribution was approved by the Company’s Board of Directors on November 11, 2025.

For further details see Section 10 below.

The above distribution is with Court approval pursuant to Section 303 of the Companies Law: No
The final dividend per share is subject to changes due to __________________

The final dividend per share may be updated up to 2 trading days prior to the effective date.

7.	The withholding tax rates set out below are for the purpose of withholding tax at source by the TASE members.

7A.	Composition of the dividend sources distributed by an Israeli resident company from shares and financial instruments, excluding a REIT Fund.

	% of the Dividend	Individuals	Corporations	Foreign Residents
Taxable income subject to Corporate Tax (1)	100	25%	0%	25%
Income sourced abroad (2)	0	25%	23%	25%
Income from Approved/Benefited Enterprise (3)	0	15%	15%	15%
Income from Preferred Enterprise – Ireland until 2013 (4)	0	15%	15%	4%
Income from Preferred Enterprise – Ireland starting 2014 (5)	0	20%	20%	4%
Preferred income	0	20%	0%	20%
Income from Approved Tourism/Agriculture Enterprise (6)	0	20%	20%	20%
Income from Approved/Benefited Enterprise that submitted a waiver notice (7)	0	15%	0%	15%
Distribution classified as capital gain	0	25%	23%	0%
Distribution by participation unit	0	0	0	0
Other	0	0	0	0

Explanation:

(1) Taxable income subject to Corporate Tax – income from distribution of profits or dividend sourced in income produced or accrued in Israel and received directly or indirectly from another corporate entity subject to Corporate Tax.

(2) Income sourced abroad is income produced or accrued abroad and not taxed in Israel.

(3) Including income from a Benefited Tourism Enterprise where the election/operation year is until 2013.

(4) Preferred Enterprise – Ireland, where the election year is until 2013.

(5) Preferred Enterprise – Ireland, where the election year is from 2014 onward.

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(6) Including income from a Benefited Tourism Enterprise where the election/operation year is from 2014 onward.

(7) Approved or Benefited Enterprise that submitted a waiver notice by June 30, 2015, after Corporate Tax was deducted as required.

7B.	Dividend distributed by a foreign resident company:

	Individuals	Corporations	Foreign Residents
Dividend distributed by a foreign resident company	25%	23%	0%

7C.	Dividend distributed by a Real Estate Investment Trust Fund:

	% of the Dividend	Individuals (1)	Corporations	Foreign Resident Corporations	Exempt Mutual Fund	Provident Fund (2)
From real-estate appreciation, capital gain and depreciation (3)	____	25%	23%	23%	0%	0%
Other taxable income (e.g., rental fees)	____	47%	23%	23%	23%	0%
From revenue-generating real estate for residential leasing	____	20%	20%	20%	0%	0%
Income taxed by the Fund (4)	____	25%	0%	25%	0%	0%
Irregular income	____	70%	70%	70%	60%	70%
Other	____	____	____	____	____	____
% weighted withholding tax at source	100%	____	____	____	____	____

(1) Individuals – including income of a taxable mutual fund, individuals who are foreign residents.

(2) Provident fund for pension or for severance or for compensation as defined in the Income Tax Ordinance, as well as a provident fund or foreign pension fund that is a resident of a treaty country.

(3) from real-estate appreciation or capital gain, except from the sale of real estate held for a short period, as well as from income in the amount of depreciation expenses.

(4) a distribution from income that was taxed at the Fund level pursuant to Section 64A4(e).

8.	The number of the Corporation’s dormant securities that are not entitled to dividend payment and for which a waiver letter must be provided in order to receive the dividend payment: 653,860

9.	The effect of the dividend distribution on convertible securities:

☐	The Company has no convertible securities

☐	The dividend distribution has no effect on the convertible securities

☒	The effect of the dividend distribution on the convertible securities is as follows:

Name of the Security	Security Number	Remarks
Matrix UP 3/23	1194760	Other On the ex-date, the current exercise price of each option will be reduced by the amount of the gross dividend per share.

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10.	The recommendations and resolutions of the directors in connection with the dividend distribution pursuant to Article 37(a)(1) of the Securities Regulations (Periodic and Immediate Reports), 5730-1970:

Below are additional details regarding the resolution of the Company’s Board of Directors concerning the distribution of a dividend from the Company’s profits for the second quarter of 2025 in the amount of approximately NIS 54 million (the “Distribution”):

1.	In light of the Company’s dividend distribution policy (distribution of up to 75% of its profits each quarter, subject to meeting the relevant tests), the Board of Directors reviewed the Company’s financial statements as of June 30, 2025, and additional data provided by Company management. Among other things, the Board of Directors reviewed the Company’s balance of retained earnings, the projected cash flow statement in order to assess solvency for the next 4 years, the maturity dates of financial liabilities and compliance with financial covenants, including vis-à-vis financial institutions and pursuant to the trust deed for the bonds (Series B), the shareholders’ equity attributable to equity holders, cash balances, cash flow from operating activities, unused credit facilities, the Company’s positive current ratio, and the net profit attributable to equity holders, including sensitivity analyses in various scenarios.

2.	This review satisfied the Board of Directors that the Company meets the distribution tests as defined in the Companies Law, 5759-1999:

“The Profit Test” – the Company has distributable retained earnings as of September 30, 2025 in the amount of approximately NIS 755 million.

“The Solvency Test” – the Board of Directors reviewed and noted, among other things, the Company’s leverage ratio, high cash balances and significant unused credit facilities.

The Company has no pledged assets and does not expect changes in the financial covenants to which it is committed.

The Company has an issuer rating of Aa3 with a stable outlook from Midroog.

3.	Based on all of the above, the Board of Directors was of the opinion that there is no reasonable concern that the Distribution will prevent the Company from meeting its existing and expected obligations as they fall due, or from continuing to carry out its current activities and future plans, or adversely affect its capital structure, its level of leverage, its compliance with the financial ratios required of it, the Company’s compliance with the financial covenants for distribution set forth in the trust deed for the bonds (Series B), and its ability to implement investment plans once formulated, taking into account the Company’s financial position, the scope of the Distribution, and the scope of the Company’s existing and expected liabilities, all based on the data available to the Company and known to the Board of Directors at the time of approving the Distribution.

The Company’s assessments regarding its projected cash flow constitute forward-looking information as defined in the Securities Law, 5728-1968. The Company’s assessments may not materialize, in whole or in part, or may materialize differently than expected, and they depend on factors not under the Company’s control; among other things, such assessments involve changes to the Company’s needs and plans and market conditions.

__________

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Authorized signatories permitted to sign on behalf of the Corporation:

	Name of Signatory	Position
1	Nevo Brenner	Chief Financial Officer

Explanation: Pursuant to Article 5 of the Periodic and Immediate Reports Regulations (5730-1970), a report submitted under these Regulations shall be signed by those authorized to sign on behalf of the Corporation. A Staff Position on the matter may be found on the Authority’s website: click here.

This Report was signed by Adv. Yifat Givol, Head of the Legal Department and Corporate Secretary.

Reference numbers of previous documents on the matter (the reference does not constitute incorporation by reference):

The Corporation’s securities are listed for trading on the Tel Aviv Stock Exchange

Form Structure Update Date: October 21, 2025

Short Name: Matrix
Address: 3 Atir Yeda Street, Kfar Saba 4464303; Telephone: 09-9598810, Fax: 09-9598050
Email: yifatg@matrix.co.il; Company website: https://www.matrix-globalservices.com/

Former names of the reporting entity: Romtech Electronics Ltd.

Name of electronic filer: Nevo Brenner
Position: Chief Financial Officer
Employer:
Address: 3 Atir Yeda Street, Kfar Saba 4464303; Telephone: 09-9598850, Fax: 09-9598826
Email: nevobr@matrix.co.il

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